Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-156276 on Form S-3 of our reports dated March 16, 2009, relating to the financial statements of BioSante Pharmaceuticals, Inc., and the effectiveness of BioSante Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 26, 2009